Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2012 Earnings (Unaudited)

Highlights for the third quarter of 2012 included the following:

·	Net Income Increases 41% from the Prior Year-ago Quarter
·	Return on Average Equity of 14.19%
·	Loans Increase 8.4%
·	Noninterest Bearing Mix Increases to 24% of Total Deposits
·	Tangible Book Value Increases to $9.40 per share

Costa Mesa, Calif., October 11, 2012 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the third quarter of 2012 of $3.5 million or $0.32 per share on a diluted basis, up from the third quarter of 2011 of $2.5 million or $0.23 per share on a diluted basis.  For the three months ended September 30, 2012, our return on average assets was 1.30% and return on average equity was 14.19%, up from a return on average assets of 1.06% and a return on average equity of 11.89% for the same comparable period of 2011.

For the first nine months of 2012, the Company’s net income totaled $12.0 million or $1.12 per share on a diluted basis, up from $8.0 million or $0.75 per share for the first nine months of 2011.  For the nine months ended September 30, 2012, our return on average assets was 1.56% and return on average equity was 17.23%, up from a return on average assets of 1.14% and a return on average equity of 13.24% for the same comparable period of 2011.

Steven R. Gardner, President and Chief Executive Officer, commented on the third quarter results, “The ability of our employees to execute on our strategic plan was evident in all facets of our third quarter results.  We posted solid earnings in the current quarter, generating a return on average assets of 1.30% and return on average equity of 14.19%.  Loan growth during the third quarter was strong as loans held for investment grew by $64.1 million or 32% on an annualized basis.  We were able to produce this growth through total loan originations of $129.3 million, including $68.3 million of warehouse facility credits, $24.9 million of commercial real estate loans and $10.4 million in commercial and industrial loans.  Our loan and asset credit quality metrics remain strong as evidenced by end of quarter total delinquent loans to total loans of 0.80% and nonperforming assets to total assets of 1.08%. The majority of these problem assets were acquired through our acquisition of Palm Desert National Bank (“Palm Desert National”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver, in the second quarter of this year.  Looking ahead, our pipeline of new loans heading into the fourth quarter is $73.3 million.  To support our anticipated growth, we have added new personnel to our various lending teams. During the third quarter, we hired a Small Business Administration (“SBA”) loan manager with over 20 years of SBA lending and sales management experience. Additionally, we added five new SBA loan officers bringing the total number of SBA loan officers to seven who we expect will ramp up our SBA lending in the coming quarters.  These SBA loans will not only increase our net loans outstanding, but will also benefit the Bank’s fee income.”

Mr. Gardner continued, “During the third quarter of 2012, we completed the conversion of the former loan and deposit accounts of Palm Desert National, which resulted in the conversion of approximately $60.7 million of interest bearing checking accounts into noninterest bearing accounts.  Following this conversion, our noninterest bearing accounts to total deposits increased from 16.5% at the end of the second quarter of 2012 to 23.6% at the end of the third quarter of 2012 and brought our total transaction accounts to 53.3% of our total deposits. During the fourth quarter of this year, we have an opportunity to reduce our deposit costs further and shift more deposits into transaction accounts as we have $113.5 million in certificates of deposit at a weighted average rate of 1.05% maturing.  Decreasing our deposit costs will benefit our net interest margin, going forward, which for the third quarter of 2012 was 4.61%.”

Mr. Gardner concluded, “The sentiment from local business owners has become gradually more optimistic with an improving economy and the strengthening of the commercial and residential real estate market.  Although macro-economic and political issues temper the outlook for our local business owners, we believe the economies in our primary markets have the potential for stronger growth in the coming year.  As consolidation in the banking industry continues, we believe our proven track record of executing on the two previous FDIC assisted transactions and our strong operating results positions us well to prudently pursue acquisition targets that will strengthen our franchise and benefit our shareholders.”

Net Interest Income

Net interest income totaled $11.9 million in the third quarter of 2012, up $1.6 million or 15.9% from the third quarter of 2011.  The increase in net interest income reflected an increase in average interest-earning assets of $142.6 million in the current quarter to total $1.0 billion, partially offset by a lower net interest margin of 4.61% in the current quarter, compared with 4.62% in the third quarter of 2011.  The increase in average interest-earning assets was primarily due to loans, up $153.0 million primarily associated with organic loan growth and loans added from the Palm Desert National acquisition, which at the time of acquisition added $65.3 million in interest earning assets at a weighted average rate of 5.61%.  The decrease in the current quarter net interest margin of one basis point primarily reflected a decrease in the yield on loans of 70 basis points to 6.14%, primarily due to the decline in the overall weighted average loan portfolio yield since a year ago.  Partially offsetting this decrease was a reduction in deposit costs of 35 basis points to 0.64% and a greater mix of higher yielding loans within our interest-earning assets.  The reduction in deposit costs is primarily associated with our acquisition of Palm Desert National, which added $80.9 million in deposits at a weighted average cost of 42 basis points as of the closing of the transaction, excluding the runoff of $34.1 million in wholesale certificates of deposits in the month subsequent to the acquisition.

For the first nine months of 2012, our net interest income totaled $33.2 million, up $3.5 million or 11.8% from the same period in the prior year.  The increase in net interest income was associated with higher interest-earning assets, which grew by $89.1 million to $978.0 million and a higher net interest margin which increased by seven basis points to 4.52%.  The increase in average interest-earning assets primarily related to newly originated loans and loans acquired in the Palm Desert National acquisition.  The increase in net interest margin was predominantly impacted by a decrease in our deposit and borrowing costs of 34 basis points that more than offset the decrease in our interest-earning asset yield of 27 basis points.

Provision for Loan Losses

We recorded a provision for loan losses during the third quarter of 2012 of $145,000, compared with the third quarter of 2011 of $1.3 million.  Improved credit quality metrics and the recent charge-off history within our loan portfolio were significant factors in estimating the adequacy of our allowance for loan losses, which was balanced against the loan growth we experienced during the third quarter of 2012.  Net loan charge-offs amounted to $145,000 in the current quarter, down $1.2 million from the $1.3 million experienced during the third quarter of 2011.

For the first nine months of 2012, we recorded a provision for loan losses of $145,000 and net loan charge-offs of $1.0 million.  This compares with a provision for loan losses of $2.7 million and net charge-offs of $3.1 million for the first nine months of 2011.

Noninterest income

Our noninterest income amounted to $1.9 million in the third quarter of 2012, down $200,000 or 9.5% from the third quarter of 2011.  The decrease was primarily related to a decrease in the following three areas: other income of $117,000, as other income in the third quarter of 2011 included recoveries on acquired loans that were wholly charged off prior to acquisition; loan servicing fees of $100,000, as the third quarter of 2011 included higher prepayment fees; and deposit fees of $72,000. Partially offsetting this decline was a decrease in the other-than-temporary impairment loss of $134,000 in the third quarter of 2012.

For the first nine months of 2012, our noninterest income totaled $9.4 million, compared with $6.3 million for the same period a year ago.  The increase of $3.1 million in the first nine months of 2012 was primarily due to a decrease in net loss on the sale of loans of $2.4 million, a larger bargain purchase pre-tax gain on acquisitions from the FDIC of $1.2 million and a decrease in other-than-temporary impairment loss of $420,000.  Partially offsetting these favorable amounts were decreases in the following three areas: other income of $301,000; net gain from sale of investment securities of $294,000; and deposit fees of $182,000.

Noninterest Expense

Noninterest expense totaled $8.0 million for the third quarter of 2012, up $957,000 or 13.5% from the same period in the prior year.  The increase in noninterest expense primarily related to increases in compensation costs of $1.0 million, data processing and communications costs of $195,000 and premises and occupancy costs of $160,000, which increases were predominately associated with the Palm Desert National acquisition.  In addition to the increased employee count from the Palm Desert National acquisition, we added employees in lending production and loan operations to increase our production of SBA loans and warehouse facility loans, which contributed to the increase in compensation expense.  Partially offsetting the increase in noninterest expense was a reduction in other real estate owned (“OREO”) operations of $313,000 and marketing expense of $154,000.

For the first nine months of 2012, noninterest expense totaled $22.9 million, up $2.6 million or 12.8% from the first nine months of 2011.  The increase was primarily a result of the Palm Desert National acquisition and included increases in compensation and benefits costs of $1.8 million, primarily from an increase in employee count and termination costs; data processing and communication costs of $731,000, primarily from running two core systems and system conversion costs associated with recent acquisitions; premises and occupancy costs of $341,000; and legal and audit costs of $233,000.  Of the total noninterest expense recorded during the first nine months of 2012, there were one-time costs of $500,000 relating to the Palm Desert National acquisition.  Partially offsetting the increase were decreases in marketing expense of $232,000 and FDIC insurance premiums of $187,000.

Assets and Liabilities

At September 30, 2012, assets totaled $1.1 billion, up $160.8 million or 17.3% from September 30, 2011 and $128.2 million or 13.3% from December 31, 2011.  During the third quarter of 2012, assets increased $24.3 million, primarily related to an increase in loans held for investment of $64.1 million, which was partially offset by a decrease in investment securities available for sale of $31.9 million and cash and cash equivalents of $6.7 million.

Investment securities available for sale totaled $114.3 million at September 30, 2012, up $6.5 million or 6.0% from September 30, 2011 but down $1.4 million or 1.2% from December 31, 2011.  During the third quarter of 2012, investment securities decreased $31.9 million or 21.8% and included sales of $41.9 million and principal payments of $5.5 million, partially offset by purchases of $15.5 million.  At September 30, 2012, 47 of our 58 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $2.2 million and a market value of the same amount.  Interest received from these securities is applied against their respective principal balances.  Our entire private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $851.7 million at September 30, 2012, an increase of $125.8 million or 17.3% from September 30, 2011 and $121.6 million or 16.7% from December 31, 2011.  During the third quarter of 2012, net loans held for investment increased $64.1 million or 8.1%.  The third quarter of 2012 included loan originations of $129.3 million, of which $68.3 million related to our warehouse repurchase facility loans, partially offset by loan repayments of $42.6 million, an increase in undisbursed loan funds of $13.9 million and loan sales of $13.8 million.  At September 30, 2012, the loans to deposits ratio was 96.5%, up from 92.1% at September 30, 2011 and 89.1% at December 31, 2011.  At September 30, 2012, our allowance for loan losses was $7.7 million, down $864,000 from both September 30, 2011 and December 31, 2011.  The allowance for loan losses as a percent of nonaccrual loans was 121.9% at September 30, 2012, up from 91.1% at September 30, 2011, but down from 139.9% at December 31, 2011.  The decrease in allowance for loan losses as a percent of nonaccrual loans at September 30, 2012, compared to year-end 2011 was primarily due to the decrease in the allowance balance and to a lesser extent, the addition of nonaccrual loans acquired from Palm Desert National.  At September 30, 2012, the ratio of allowance for loan losses to total gross loans was 0.89%, down from 1.2% at both September 30, 2011 and December 31, 2011.

Deposits totaled $895.9 million at September 30, 2012, up $98.5 million or 12.4% from September 30, 2011 and $67.0 million or 8.1% from December 31, 2011.  During the third quarter of 2012, deposits decreased $17.3 million or 1.9%.  During the third quarter of 2012, we eliminated nominal interest paid on approximately $60.7 million of transaction accounts and moved them into noninterest bearing accounts, which lowered our deposit costs by approximately one basis point.  Excluding the transfers of these accounts, the change in noninterest bearing and transaction accounts was essentially flat while certificates of deposits decreased by $17.1 million.  At September 30, 2012, we had no brokered deposits.  The total weighted average cost of deposits at September 30, 2012 decreased to 0.64%, from 0.94% at September 30, 2011 and from 0.89% at December 31, 2011.

At September 30, 2012, total borrowings amounted to $85.8 million, up from $38.8 million at September 30, 2011, December 31, 2011 and June 30, 2012.  During the third quarter of 2012, total borrowings increased $47.0 million related wholly to FHLB overnight advances taken out primarily to fund our loan growth.  Total borrowings at September 30, 2012 represented 7.9% of total assets and had a weighted average cost of 1.64%, compared with 4.2% of total assets at a weighted average cost of 3.19% at September 30, 2011 and 4.0% of total assets and at a weighted average cost of 3.23% at December 31, 2011.

Nonperforming Assets

At September 30, 2012, nonperforming assets totaled $11.8 million or 1.08% of total assets, down from $12.2 million or 1.31% of total assets at September 30, 2011, but up from $7.3 million or 0.76% of total assets at December 31, 2011.  During the third quarter of 2012, nonperforming loans decreased $2.1 million to total $6.3 million and OREO decreased $3.8 million to total $5.5 million.  Of the balances at September 30, 2012, $1.1 million of nonperforming loans and $3.6 million of OREO were associated with assets acquired from Palm Desert National.

Capital Ratios

At September 30, 2012, our ratio of tangible common equity to total assets was 8.94%, with a basic book value per share of $9.66 and diluted book value per share of $9.53.

At September 30, 2012, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 9.48%, tier 1 risked-based capital of 11.04% and total risk-based capital of 11.88%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At September 30, 2012, the Company had a ratio for tier1 leverage capital of 9.58%, tier 1 risked-based capital of 11.09% and total risk-based capital of 11.93%.

About Pacific Premier Bancorp, Inc.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.  For additional information about the Company, visit the Company’s website www.ppbi.com.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2011 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

ASSETS	September 30, 2012	December 31, 2011	September 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$58,216	$60,207	$37,780
Federal funds sold	27	28	28
Cash and cash equivalents	58,243	60,235	37,808
Investment securities available for sale	114,250	115,645	107,761
FHLB stock/Federal Reserve Bank stock, at cost	12,191	12,475	12,982
Loans held for sale, net	4,728	-	-
Loans held for investment	859,373	738,589	734,474
Allowance for loan losses	(7,658)	(8,522)	(8,522)
Loans held for investment, net	851,715	730,067	725,952
Accrued interest receivable	3,933	3,885	3,732
Other real estate owned	5,521	1,231	2,846
Premises and equipment	10,067	9,819	9,977
Deferred income taxes	5,515	8,998	9,047
Bank owned life insurance	13,362	12,977	12,827
Intangible assets	2,703	2,069	2,126
Other assets	7,108	3,727	3,444
TOTAL ASSETS	$1,089,336	$961,128	$928,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$211,410	$112,313	$109,194
Interest bearing:
Transaction accounts	266,478	287,876	285,829
Retail certificates of deposit	417,982	428,688	398,101
Wholesale certificates of deposit	-	-	4,254
Total deposits	895,870	828,877	797,378
Other borrowings	75,500	28,500	28,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	7,770	6,664	7,694
TOTAL LIABILITIES	989,450	874,351	843,882
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 10,343,434 shares at September 30, 2012, 10,337,626 shares at December 31, 2011, and 10,084,626 shares at September 30, 2011 issued and outstanding	103	103	101
Additional paid-in capital	76,414	76,310	76,517
Retained earnings	22,011	10,046	7,491
Accumulated other comprehensive income, net of tax of $950 at September 30, 2012, $221 at December 31, 2011, and $357 at September 30, 2011	1,358	318	511
TOTAL STOCKHOLDERS’ EQUITY	99,886	86,777	84,620
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,089,336	$961,128	$928,502

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
INTEREST INCOME
Loans	$12,847	$11,695	$36,182	$33,978
Investment securities and other interest-earning assets	779	850	2,606	3,110
Total interest income	13,626	12,545	38,788	37,088
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	280	364	832	1,178
Interest on certificates of deposit	1,164	1,636	3,815	5,251
Total interest-bearing deposits	1,444	2,000	4,647	6,429
Other borrowings	247	237	717	760
Subordinated debentures	81	77	247	230
Total interest expense	1,772	2,314	5,611	7,419
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	11,854	10,231	33,177	29,669
PROVISION FOR LOAN LOSSES	145	1,322	145	2,728
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,709	8,909	33,032	26,941
NONINTEREST INCOME
Loan servicing fees	224	324	615	701
Deposit fees	486	558	1,459	1,641
Net gain (loss) from sales of loans	(41)	16	(31)	(2,445)
Net gain from sales of investment securities	857	845	1,031	1,325
Other-than-temporary impairment loss on investment securities, net	(36)	(170)	(118)	(538)
Gain on FDIC transaction	-	-	5,340	4,189
Other income	420	537	1,082	1,383
Total noninterest income	1,910	2,110	9,378	6,256
NONINTEREST EXPENSE
Compensation and benefits	4,367	3,363	11,834	10,033
Premises and occupancy	1,063	903	2,922	2,581
Data processing and communications	582	387	1,766	1,035
Other real estate owned operations, net	244	557	981	987
FDIC insurance premiums	165	86	466	653
Legal and audit	473	385	1,511	1,278
Marketing expense	225	379	704	936
Office and postage expense	232	244	612	605
Other expense	680	770	2,081	2,180
Total noninterest expense	8,031	7,074	22,877	20,288
NET INCOME BEFORE INCOME TAXES	5,588	3,945	19,533	12,909
INCOME TAX	2,126	1,485	7,568	4,892
NET INCOME	$3,462	$2,460	$11,965	$8,017

EARNINGS PER SHARE
Basic	$0.34	$0.25	$1.16	$0.80
Diluted	$0.32	$0.23	$1.12	$0.75

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,330,814	10,084,626	10,332,223	10,072,984
Diluted	10,832,934	10,570,267	10,709,822	10,667,722

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Profitability and Productivity
Net interest margin	4.61%	4.62%	4.52%	4.45%
Noninterest expense to average total assets	3.02	3.03	2.98	2.88
Efficiency ratio (1)	60.14	56.77	60.46	58.74
Return on average assets	1.30	1.06	1.56	1.14
Return on average equity	14.19	11.89	17.23	13.24

Asset and liability activity
Loans originated and purchased	$132,509	$77,034	$342,583	$285,467
Repayments	(42,597)	(40,309)	(134,783)	(70,358)
Loans sold	(13,806)	(3,040)	(14,390)	(26,892)
Increase in loans, net	66,381	26,373	126,376	170,414
Increase (decrease) in assets	24,301	(19,609)	128,208	101,686
Increase (decrease) in deposits	(17,321)	(18,607)	66,993	138,138
Increase (decrease) in borrowings	47,000	-	47,000	(40,000)

(1) Efficiency ratio excludes other real estate operations, net; gains and losses from sales of loans and investment securities; and gain on FDIC transaction.

	Average Balance Sheet
	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$40,459	$17	0.17%	$65,587	$33	0.20%
Federal funds sold	27	-	0.00%	9,866	2	0.08%
Investment securities	150,198	762	2.03%	125,717	815	2.59%
Loans receivable, net (1)	837,070	12,847	6.14%	684,023	11,695	6.84%
Total interest-earning assets	1,027,754	13,626	5.30%	885,193	12,545	5.67%
Noninterest-earning assets	34,379			47,183
Total assets	$1,062,133			$932,376
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$164,777	$-	0.00%	$113,098	$-	0.00%
Interest-bearing:
Transaction accounts	313,673	280	0.36%	286,924	364	0.50%
Retail certificates of deposit	425,879	1,164	1.09%	395,187	1,626	1.63%
Wholesale certificates of deposit	-	-	0.00%	7,678	10	0.52%
Total deposits	904,329	1,444	0.64%	802,887	2,000	0.99%
Other borrowings	42,690	247	2.30%	28,500	237	3.30%
Subordinated debentures	10,310	81	3.13%	10,310	77	2.96%
Total borrowings	53,000	328	2.46%	38,810	314	3.21%
Total deposits and borrowings	957,329	1,772	0.74%	841,697	2,314	1.09%
Other liabilities	7,235			7,911
Total liabilities	964,564			849,608
Stockholders' equity	97,569			82,768
Total liabilities and equity	$1,062,133			$932,376
Net interest income		$11,854			$10,231
Net interest rate spread (2)			4.56%			4.58%
Net interest margin (3)			4.61%			4.62%
Ratio of interest-earning assets to deposits and borrowings			107.36%			105.17%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

	Average Balance Sheet
	Nine Months Ended			Nine Months Ended
	September 30, 2012			September 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$70,743	$96	0.18%	$61,344	$94	0.20%
Federal funds sold	27	-	0.00%	9,110	5	0.07%
Investment securities	149,836	2,510	2.23%	146,658	3,011	2.74%
Loans receivable, net (1)	757,373	36,182	6.37%	671,734	33,978	6.74%
Total interest-earning assets	977,979	38,788	5.29%	888,846	37,088	5.56%
Noninterest-earning assets	44,136			51,594
Total assets	$1,022,115			$940,440
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$141,494	$-	0.00%	$105,424	$-	0.00%
Interest-bearing:
Transaction accounts	310,844	832	0.36%	281,980	1,178	0.56%
Retail certificates of deposit	421,918	3,813	1.21%	406,986	5,216	1.71%
Wholesale certificates of deposit	730	2	0.45%	9,745	35	0.48%
Total deposits	874,986	4,647	0.71%	804,135	6,429	1.07%
Other borrowings	33,316	717	2.87%	37,313	760	2.72%
Subordinated debentures	10,310	247	3.20%	10,310	230	2.98%
Total borrowings	43,626	964	2.95%	47,623	990	2.78%
Total deposits and borrowings	918,612	5,611	0.82%	851,758	7,419	1.16%
Other liabilities	10,901			7,943
Total liabilities	929,513			859,701
Stockholders' equity	92,602			80,739
Total liabilities and equity	$1,022,115			$940,440
Net interest income		$33,177			$29,669
Net interest rate spread (2)			4.47%			4.40%
Net interest margin (3)			4.52%			4.45%
Ratio of interest-earning assets to deposits and borrowings			106.46%			104.35%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	September 30, 2012	December 31, 2011	September 30, 2011
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	9.48%	9.44%	9.29%
Tier 1 risk-based capital ratio	11.04%	11.68%	11.57%
Total risk-based capital ratio	11.88%	12.81%	12.71%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	9.58%	9.50%	9.35%
Tier 1 risk-based capital ratio	11.09%	11.69%	11.56%
Total risk-based capital ratio	11.93%	12.80%	12.71%
Tangible common equity ratio (1)	8.94%	8.83%	8.91%

Share Data
Book value per share (Basic)	$9.66	$8.39	$8.39
Book value per share (Diluted)	9.53	8.34	8.11
Tangible book value per share (1)	9.40	8.19	8.18
Closing stock price	9.55	6.34	5.90

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts.  We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets.  We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per basic share, which we calculate by dividing common shareholders' equity by basic shares outstanding.  We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk-based ratios.

GAAP Reconciliation

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	September 30, 2012	December 31, 2011	September 30, 2011

Total shareholders' equity	$99,886	$86,777	$84,620
Less: Intangible assets	2,703	2,069	2,126
Tangible common equity	$97,183	$84,708	$82,494

Book value per share (Basic)	$9.66	$8.39	$8.39
Less: Intangible book value per share	(0.26)	(0.20)	(0.21)
Tangible book value per share	$9.40	$8.19	$8.18

Total assets	$1,089,336	$961,128	$928,502
Less: Intangible assets	2,703	2,069	2,126
Tangible assets	$1,086,633	$959,059	$926,376

Tangible common equity ratio	8.94%	8.83%	8.91%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	September 30, 2012	December 31, 2011	September 30, 2011

Loan Portfolio
Real estate loans:
Multi-family	$173,484	$193,830	$211,514
Commercial non-owner occupied	262,046	164,341	164,797
One-to-four family (1)	62,771	60,027	62,638
Construction	308	-	-
Land	11,005	6,438	8,496
Business loans:
Commercial owner occupied (2)	148,139	152,299	164,268
Commercial and industrial	88,105	86,684	74,434
Warehouse facilities	112,053	67,518	42,644
SBA	4,736	4,727	4,870
Other loans	2,191	3,390	2,215
Total gross loans (3)	864,838	739,254	735,876
Less loans held for sale, net	4,728	-	-
Total gross loans held for investment	860,110	739,254	735,876
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	(737)	(665)	(1,402)
Allowance for loan losses	(7,658)	(8,522)	(8,522)
Loans held for investment, net	$851,715	$730,067	$725,952

Asset Quality
Nonaccrual loans	$6,280	$6,093	$9,357
Other real estate owned	5,521	1,231	2,846
Nonperforming assets	11,801	7,324	12,203
Allowance for loan losses	7,658	8,522	8,522
Allowance for loan losses as a percent of total nonperforming loans	121.94%	139.87%	91.08%
Nonperforming loans as a percent of gross loans	0.73	0.82	1.27
Nonperforming assets as a percent of total assets	1.08	0.76	1.31
Net loan charge-offs for the quarter ended	$145	$527	$1,317
Net loan charge-offs for quarter to average total loans, net	0.07%	0.29%	0.77%
Allowance for loan losses to gross loans	0.89	1.15	1.16

Delinquent Loans:
30 - 59 days	$2,565	$699	$3,152
60 - 89 days	164	731	937
90+ days (4)	4,154	4,260	6,669
Total delinquency	$6,883	$5,690	$10,758
Delinquency as a % of total gross loans	0.80%	0.77%	1.46%

(1) Includes second trust deeds.
(2) Majority secured by real estate.
(3) Total gross loans for September 30, 2012 is net of the mark-to-market discounts on Canyon National loans of $3.1 million and on Palm Desert National loans of $6.3 million.
(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.